Exhibit 99.1
N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Edmund E. Kroll
Senior Vice President, Finance & Investor Relations
(212) 759-0382
Media Inquiries
Deanne Lane
Vice President, Media Affairs
(314) 725-4477

FOR IMMEDIATE RELEASE

- CENTENE CORPORATION REPORTS 2013 SECOND QUARTER EARNINGS OF $0.70 PER DILUTED SHARE INCLUDING $0.07 OF ACARIAHEALTH TRANSACTION COSTS -

ST. LOUIS, MISSOURI (July 23, 2013) -- Centene Corporation (NYSE: CNC) today announced its financial results for the quarter ended June 30, 2013.

Premium and Service Revenues (in millions)	$2,634.3
Consolidated Health Benefits Ratio	88.8%
General & Administrative expense ratio	8.7%
Diluted earnings per share (EPS)	$0.70
Cash flow from operations (in millions)	$37.9

Michael F. Neidorff, Centene's Chairman and Chief Executive Officer, stated, “The solid quarterly results reflect the positive momentum of our focus on operations and programs that we see continuing for the balance of this year and into 2014.”
Second Quarter Highlights

•	Quarter-end at-risk managed care membership of 2,696,900, an increase of 299,400 members, or 12% year over year.

•	Premium and service revenues of $2.6 billion, representing 28% growth year over year.

•	Health Benefits Ratio of 88.8%, compared to 92.9% in 2012.

•	General and Administrative expense ratio of 8.7%, compared to 8.2% in 2012.

•	Operating cash flow of $37.9 million for the second quarter of 2013.

•	Diluted EPS of $0.70 including AcariaHealth transaction costs of $0.07 per diluted share, compared to $(0.68) in 2012.

Other Events

•	In July 2013, our subsidiary, Kentucky Spirit Health Plan, discontinued serving Medicaid members in Kentucky.

•
In July 2013, our Ohio subsidiary, Buckeye Community Health Plan (Buckeye), began operating under a new and expanded contract with the Ohio Department of Job and Family Services (ODJFS) to serve Medicaid members in Ohio. Under the new state contract, Buckeye operates statewide through Ohio's three newly aligned regions (West, Central/Southeast, and Northeast). Buckeye also began serving members under the ABD Children program in July 2013.

•
In July 2013, our joint venture subsidiary, Centurion, began operating under a new contract with the Department of Corrections in Massachusetts to provide comprehensive healthcare services to individuals incarcerated in Massachusetts state correctional facilities. Centurion was notified by the Department of Corrections in Tennessee in June 2013 that it had been awarded a contract to provide comprehensive healthcare services to individuals incarcerated in Tennessee state correctional facilities. Operations in Tennessee are expected to begin in the third quarter of 2013. Centurion is a joint venture between Centene and MHM Services Inc.

•
In May 2013, we entered into a new unsecured $500 million revolving credit facility and terminated our previous $350 million revolving credit facility. The new $500 million unsecured revolving credit facility increases the borrowing capacity from $350 million to $500 million; increases the expansion provision from $50 million to $100 million; decreases the interest rate for each pricing tier by 100 basis points; and extends the term from January 2016 to June 1, 2018.

•
In May 2013, our California subsidiary, California Health and Wellness Plan, was notified by the California Department of Health Care Services and the Imperial County Board of Supervisors of their intent to award a contract, contingent upon successful completion of contract negotiations, to serve Medi-Cal beneficiaries in Imperial County. Upon execution of a contract and regulatory approval, enrollment is expected to begin in the fourth quarter of 2013.

•	In May 2013, at the Case In Point Platinum Awards, Centene won awards in four categories: Emergency Department, Medicaid Case Management, Pediatric Case Management and Women/Children Case Management.

•
In April 2013, we completed the acquisition of AcariaHealth, a specialty pharmacy company, for $146.6 million. The transaction consideration was financed through a combination of Centene common stock and cash on hand.

The following table sets forth the Company's membership by state for its managed care organizations:

	June 30,
	2013	2012
Arizona	23,200	24,000
Florida	216,200	204,100
Georgia	316,600	313,300
Illinois	18,000	17,800
Indiana	200,000	205,000
Kansas	137,500	—
Kentucky	133,500	143,500
Louisiana	153,700	168,700
Massachusetts	15,200	41,400
Mississippi	77,300	30,100
Missouri	58,800	—
Ohio	156,700	166,800
South Carolina	88,800	87,800
Texas	960,400	919,200
Washington	67,600	—
Wisconsin	73,400	75,800
Total	2,696,900	2,397,500

Membership by line of business:

	June 30,
	2013	2012
Medicaid	2,051,700	1,848,500
CHIP & Foster Care	275,900	222,600
ABD & Medicare	322,500	269,900
Hybrid Programs	22,400	48,100
Long-term Care	24,400	8,400
Total	2,696,900	2,397,500

Dual eligible membership (included in tables above):

	June 30,
	2013	2012
ABD	81,800	62,000
Long-term Care	16,600	7,600
Medicare	5,700	3,600
Total	104,100	73,200

Statement of Operations: Three Months Ended June 30, 2013

•
For the second quarter of 2013, Premium and Service Revenues increased 28% to $2.6 billion from $2.1 billion in the second quarter of 2012. The increase was primarily driven as a result of the Mississippi expansion, pharmacy carve-in in Louisiana, the additions of the Kansas, Missouri and Washington contracts, rate increases in several of our markets, increased Texas membership and the acquisition of AcariaHealth.

•
Consolidated HBR of 88.8% for the second quarter of 2013 represents an decrease from 92.9% in the comparable period in 2012 and a decrease from 90.4% in the first quarter of 2013. The HBR decreased compared to last year primarily as a result of improvements in the performance of the Texas and individual health business from 2012, as well as the effect of the premium deficiency reserve recorded for Kentucky in 2012. The HBR decrease compared to the first quarter of 2013 reflects a higher level of flu costs during the first quarter of 2013.

•	The following table compares the results for new business and existing business for the quarter ended June 30:

	2013	2012
Premium and Service Revenue
New business	17%	31%
Existing business	83%	69%

HBR
New business	90.7%	102.3%
Existing business	88.4%	88.7%
Total	88.8%	92.9%

•
Consolidated G&A expense ratio for the second quarter of 2013 was 8.7%, compared to 8.2% in the prior year.  The year over year increase reflects an increase in performance based compensation expense in 2013 of approximately 70 basis points and the AcariaHealth transaction costs, partially offset by the leveraging of expenses over higher revenue in 2013.

•
Earnings from operations were $67.0 million in the second quarter of 2013 compared to a loss from operations of $(46.7) million in the second quarter 2012. Net earnings attributable to Centene Corporation were $39.5 million in the second quarter 2013, compared to a net loss of $(35.0) million in the second quarter of 2012.

•	Diluted EPS was $0.70 in the second quarter of 2013 including AcariaHealth transaction costs of $0.07 per diluted share.

Balance Sheet and Cash Flow

At June 30, 2013, the Company had cash, investments and restricted deposits of $1,629.2 million, including $33.8 million held by its unregulated entities. Medical claims liabilities totaled $1,078.4 million, representing 43.7 days in claims payable. Total debt was $551.5 million which includes $30.0 million in borrowings on the $500 million revolving credit facility at quarter end. Debt to capitalization was 29.8% at June 30, 2013, excluding the $74.1 million non-recourse mortgage note. Cash flow from operations for the six months ended June 30, 2013, was $80.9 million.

A reconciliation of the Company's change in days in claims payable from the immediately preceding quarter-end is presented below:

Days in claims payable, March 31, 2013	42.4
Timing of claim payments	1.3
Days in claims payable, June 30, 2013	43.7

Outlook

The table below depicts the Company's annual guidance for 2013.

	Full Year 2013
	Low	High
Premium and Service Revenues (in millions)	$10,300	$10,600
Diluted EPS	$2.65	$2.90
Consolidated Health Benefits Ratio	88.0%	89.0%
General & Administrative expense ratio	8.8%	9.3%
Diluted Shares Outstanding (in thousands)	56,000	56,500

Conference Call

As previously announced, the Company will host a conference call Tuesday, July 23, 2013, at 8:30 A.M. (Eastern Time) to review the financial results for the second quarter ended June 30, 2013, and to discuss its business outlook.  Michael F. Neidorff and William N. Scheffel will host the conference call.  Investors and other interested parties are invited to listen to the conference call by dialing 1-877-270-2148 in the U.S. and Canada; +1-412-902-6510 from abroad; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section. A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 p.m. (Eastern Time) on Tuesday, July 22, 2014, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 a.m. (Eastern Time) on Tuesday, July 30, 2013, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10030660.

Other Information

The discussion in the third bullet under the heading "Statement of Operations: Three Months Ended June 30, 2013" contains financial information for new and existing businesses. Existing businesses are primarily state markets, significant geographic expansion in an existing state or product that we have managed for four complete quarters. New businesses are primarily new state markets, significant geographic expansion in an existing state or product that conversely, we have not managed for four complete quarters.

About Centene Corporation

Centene Corporation, a Fortune 500 company, is a leading multi-line healthcare enterprise that provides programs and related services to the rising number of under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children's Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and Long-term Care (LTC), in addition to other state-sponsored/hybrid programs, and Medicare (Special Needs Plans). The Company operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, care management software, correctional systems healthcare, life and health management, managed vision, pharmacy benefits management, specialty pharmacy and telehealth services.

The information provided in this press release contains forward-looking statements that relate to future events and future financial performance of Centene. Subsequent events and developments may cause the Company's estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene's ability to accurately predict and effectively manage health benefits and other operating expenses and reserves, competition, membership and revenue projections, timing of regulatory contract approval, changes in healthcare practices, changes in federal or state laws or regulations, changes in expected contract start dates, inflation, provider and state contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare, as well as those factors disclosed in the Company's publicly filed documents. The expiration, cancellation or suspension of Centene's Medicaid Managed Care contracts, or the loss of any appeal of or protest to any such expiration, cancellation or suspension, by state governments would also negatively affect Centene.

[Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$688,712	$843,952
Premium and related receivables	357,908	263,452
Short-term investments	131,330	139,118
Other current assets	164,410	127,080
Total current assets	1,342,360	1,373,602
Long-term investments	769,905	614,723
Restricted deposits	39,291	34,793
Property, software and equipment, net	388,965	377,726
Goodwill	344,822	256,288
Intangible assets, net	52,219	20,268
Other long-term assets	107,673	64,282
Total assets	$3,045,235	$2,741,682
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$1,078,386	$926,302
Premium deficiency reserve	1,016	41,475
Accounts payable and accrued expenses	216,330	191,343
Unearned revenue	21,811	34,597
Current portion of long-term debt	3,029	3,373
Total current liabilities	1,320,572	1,197,090
Long-term debt	548,473	535,481
Other long-term liabilities	53,916	55,344
Total liabilities	1,922,961	1,787,915
Commitments and contingencies
Stockholders’ equity:
Common stock, $.001 par value; authorized 100,000,000 shares; 57,661,262 issued and 54,627,735 outstanding at June 30, 2013, and 55,339,160 issued and 52,329,248 outstanding at December 31, 2012	58	55
Additional paid-in capital	563,873	450,856
Accumulated other comprehensive income:
Unrealized (loss) gain on investments, net of tax	(4,061)	5,189
Retained earnings	629,306	566,820
Treasury stock, at cost (3,033,527 and 3,009,912 shares, respectively)	(70,969)	(69,864)
Total Centene stockholders’ equity	1,118,207	953,056
Noncontrolling interest	4,067	711
Total stockholders’ equity	1,122,274	953,767
Total liabilities and stockholders’ equity	$3,045,235	$2,741,682

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Premium	$2,528,718	$2,034,558	$5,037,767	$3,669,408
Service	105,599	27,041	138,793	55,659
Premium and service revenues	2,634,317	2,061,599	5,176,560	3,725,067
Premium tax	91,628	49,147	195,277	97,827
Total revenues	2,725,945	2,110,746	5,371,837	3,822,894
Expenses:
Medical costs	2,244,611	1,890,405	4,512,011	3,333,081
Cost of services	93,300	21,816	118,365	45,153
General and administrative expenses	230,248	168,062	440,596	331,249
Premium tax expense	90,760	49,176	193,735	97,926
Impairment loss	—	28,033	—	28,033
Total operating expenses	2,658,919	2,157,492	5,264,707	3,835,442
Earnings (loss) from operations	67,026	(46,746)	107,130	(12,548)
Other income (expense):
Investment and other income	4,286	4,045	8,757	9,336
Interest expense	(7,033)	(4,739)	(13,658)	(9,538)
Earnings (loss) before income tax expense (benefit)	64,279	(47,440)	102,229	(12,750)
Income tax expense (benefit)	25,268	(8,608)	40,307	3,479
Net earnings (loss)	39,011	(38,832)	61,922	(16,229)
Noncontrolling interest	(473)	(3,833)	(564)	(5,208)
Net earnings (loss) attributable to Centene Corporation	$39,484	$(34,999)	$62,486	$(11,021)

Net earnings (loss) per common share attributable to Centene Corporation:
Basic earnings (loss) per common share	$0.72	$(0.68)	$1.17	$(0.21)
Diluted earnings (loss) per common share	$0.70	$(0.68)	$1.13	$(0.21)

Weighted average number of common shares outstanding:
Basic	54,529,036	51,515,895	53,449,077	51,320,784
Diluted	56,601,660	51,515,895	55,448,396	51,320,784

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net earnings (loss)	$61,922	$(16,229)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	32,928	33,266
Stock compensation expense	16,955	11,993
Impairment loss	—	28,033
Deferred income taxes	10,715	9,364
Changes in assets and liabilities
Premium and related receivables	(71,230)	(232,745)
Other current assets	(35,879)	(34,105)
Other assets	(38,191)	1,520
Medical claims liabilities	111,625	251,050
Unearned revenue	(12,068)	19,885
Accounts payable and accrued expenses	(1,488)	(77,010)
Other operating activities	5,650	(4,922)
Net cash provided by (used in) operating activities	80,939	(9,900)
Cash flows from investing activities:
Capital expenditures	(30,057)	(57,442)
Purchases of investments	(537,590)	(406,901)
Sales and maturities of investments	358,971	253,719
Investments in acquisitions, net of cash acquired	(66,832)	—
Net cash used in investing activities	(275,508)	(210,624)
Cash flows from financing activities:
Proceeds from exercise of stock options	3,867	10,320
Proceeds from borrowings	30,000	75,000
Payment of long-term debt	(10,118)	(21,601)
Proceeds from stock offering	15,239	—
Excess tax benefits from stock compensation	1,113	5,810
Common stock repurchases	(1,105)	(1,791)
Contribution from noncontrolling interest	3,920	982
Debt issue costs	(3,587)	—
Net cash provided by financing activities	39,329	68,720
Net decrease in cash and cash equivalents	(155,240)	(151,804)
Cash and cash equivalents, beginning of period	843,952	573,698
Cash and cash equivalents, end of period	$688,712	$421,894
Supplemental disclosures of cash flow information:
Interest paid	$15,170	$10,312
Income taxes paid	21,694	32,394
Equity issued in connection with acquisition	75,438	—

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q2	Q1	Q4	Q3	Q2
	2013	2013	2012	2012	2012
AT-RISK MEMBERSHIP
Managed Care:
Arizona	23,200	23,300	23,500	23,800	24,000
Florida	216,200	214,600	214,000	209,600	204,100
Georgia	316,600	314,000	313,700	312,400	313,300
Illinois	18,000	18,000	18,000	17,900	17,800
Indiana	200,000	202,400	204,000	205,400	205,000
Kansas	137,500	133,700	—	—	—
Kentucky	133,500	132,700	135,800	145,400	143,500
Louisiana	153,700	162,900	165,600	167,200	168,700
Massachusetts	15,200	17,300	21,500	28,000	41,400
Mississippi	77,300	77,000	77,200	30,600	30,100
Missouri	58,800	57,900	59,600	53,900	—
Ohio	156,700	157,700	157,800	173,800	166,800
South Carolina	88,800	90,100	90,100	89,400	87,800
Texas	960,400	948,400	949,900	930,700	919,200
Washington	67,600	63,500	57,200	42,000	—
Wisconsin	73,400	72,600	72,400	72,900	75,800
TOTAL	2,696,900	2,686,100	2,560,300	2,503,000	2,397,500

Medicaid	2,051,700	2,049,200	1,977,200	1,939,400	1,848,500
CHIP & Foster Care	275,900	267,900	237,700	229,600	222,600
ABD & Medicare	322,500	320,700	307,800	289,800	269,900
Hybrid Programs	22,400	24,600	29,100	35,700	48,100
Long-term Care	24,400	23,700	8,500	8,500	8,400
TOTAL	2,696,900	2,686,100	2,560,300	2,503,000	2,397,500

Specialty Services(a):
Cenpatico Behavioral Health
Arizona	157,100	156,200	157,900	162,000	159,900
Kansas	—	—	49,800	48,500	44,300
TOTAL	157,100	156,200	207,700	210,500	204,200

(a) Includes external membership only.

REVENUE PER MEMBER PER MONTH(b)	$305	$304	$292	$283	$279

CLAIMS(b)
Period-end inventory	752,800	1,020,100	641,000	826,800	1,195,000
Average inventory	539,800	587,800	555,200	547,400	640,600
Period-end inventory per member	0.28	0.38	0.25	0.33	0.50
(b) Revenue per member and claims information are presented for the Managed Care at-risk members.

NUMBER OF EMPLOYEES	7,900	7,100	6,800	6,400	6,200

	Q2	Q1	Q4	Q3	Q2
	2013	2013	2012	2012	2012

DAYS IN CLAIMS PAYABLE (c)	43.7	42.4	41.1	42.8	41.4
(c) Days in Claims Payable is a calculation of Medical Claims Liabilities at the end of the period divided by average claims expense per calendar day for such period, excluding the Kentucky premium deficiency reserve liability.

CASH AND INVESTMENTS (in millions)
Regulated	$1,595.4	$1,619.0	$1,595.3	$1,493.8	$1,198.2
Unregulated	33.8	45.5	37.3	36.0	40.6
TOTAL	$1,629.2	$1,664.5	$1,632.6	$1,529.8	$1,238.8

DEBT TO CAPITALIZATION	32.9%	35.2%	36.1%	29.2%	30.1%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT(d)	29.8%	31.9%	32.7%	25.0%	25.9%
Debt to Capitalization is calculated as follows: total debt divided by (total debt + total equity).
(d) The non-recourse debt represents the Company's mortgage note payable ($74.1 million at June 30, 2013).
Operating Ratios:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Health Benefits Ratios:
Medicaid and CHIP	89.0%	92.4%	90.7%	90.2%
ABD and Medicare	89.0	93.0	88.5	91.4
Specialty Services	82.0	98.0	82.5	93.9
Total	88.8	92.9	89.6	90.8

Total General & Administrative Expense Ratio	8.7%	8.2%	8.5%	8.9%
MEDICAL CLAIMS LIABILITY (In thousands)
The changes in medical claims liability are summarized as follows:

Balance, June 30, 2012	$859,035
Incurred related to:
Current period	8,666,880
Prior period	(41,913)
Total incurred	8,624,967
Paid related to:
Current period	7,604,434
Prior period	800,166
Total paid	8,404,600
Less: Premium Deficiency Reserve	1,016
Balance, June 30, 2013	$1,078,386

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology in each of the periods presented.

The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service prior to June 30, 2012.